Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2023, with respect to the consolidated financial statements included in the Annual Report of Biofrontera Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Biofrontera Inc. on Forms S-1 (File No. 333-265467 and File No. 333-268124) and on Form S-8 (File No. 333-265463).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

March 13, 2023